Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated January 31, 2005 pertaining to the MLM IndexTM Fund (the “Fund”) with respect to the financial statements of the Fund included in this Annual Report (Form 10-K: No. 0-49767) for the year ended December 31, 2004.

By:  /s/ Ernst & Young LLP

New York, New York
March 16, 2007